SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12

WILDER RICHMAN HISTORIC PROPERTIES II, L.P.

(Name of Registrant as Specified in Its Charter)

DIXON MILL INVESTOR, LLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒                                             No fee required.

☐                                             Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)                                       Title of each class of securities to which transaction applies:

_________________________________________________________________________________________

(2)                                       Aggregate number of securities to which transaction applies:

_________________________________________________________________________________________

(3)                                       Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11  (Set forth the amount on which the filing fee is calculated and state how it was determined):

_________________________________________________________________________________________

(4)                                       Proposed maximum aggregate value of transaction:

_________________________________________________________________________________________

(5)                                       Total fee paid:

_________________________________________________________________________________________

☐                                             Fee paid previously with preliminary materials.

☐                                             Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)                                       Amount Previously Paid:

_________________________________________________________________________________________

(2)                                       Form, Schedule or Registration Statement No.:

_________________________________________________________________________________________

(3)                                       Filing Party:

_________________________________________________________________________________________

(4)                                       Date Filed:

_________________________________________________________________________________________

Dixon Mill Investor, LLC
350 Veterans Boulevard
Rutherford, New Jersey  07070
(201) 804-8700

February ___, 2004

TO HOLDERS OF UNITS OF
WILDER RICHMAN HISTORIC PROPERTIES II, L.P.

Re:	Consent Solicitation Statement

Dear Unit Holder:

Enclosed is a Consent Solicitation Statement that is being distributed to holders of limited partnership interests (“Units”) of Wilder Richman Historic Properties II, L.P. (the “Partnership”) by Dixon Mill Investor, LLC (the “Purchaser”).  Capitalized terms not defined herein shall have the meanings given to them in the Consent Solicitation Statement.

On February 10, 2004, the Purchaser commenced a tender offer to purchase 408 Units (the “Offer”).  In connection with the Offer, the Purchaser is soliciting the consent of the holders of Units to amend certain provisions of the partnership agreement of the Partnership (the “Partnership Agreement”).  The Offer is conditioned upon, among other things, the approval of the amendments to the partnership agreement sought by the consent solicitation.  These proposed amendments would modify certain provisions of the Partnership Agreement relating to restrictions on transfers of Units.  The proposed amendments are summarized as follows:

1.             Section 8.1(1) of the Partnership Agreement, requiring Limited Partners to provide the General Partner 45 days prior written notice of any proposed disposition of a Units, will be deleted in its entirety.

2.             Section 8.1(2)(a) of the Partnership Agreement, prohibiting any disposition of a Unit that would result in the Partnership being considered to have been terminated under Section 708 of the Internal Revenue Code of 1986, as amended, will be deleted.  Section 8.1(2)(b) will remain unchanged.

3.             Section 8.2.E of the Partnership Agreement will be amended to provide the immediate recognition of assignees of Units, whereas the Partnership Agreement currently delays recognition of an assignee until the first day of the month following the assignment.

We urge you to read the Consent Solicitation Statement completely and to return your completed Consent Form promptly in the envelope provided.

The Consent Solicitation and the Offer are scheduled to expire on March 10, 2004.  For answers to any questions you might have regarding the Consent Solicitation or the Offer, or assistance in the procedures for providing your consent, accepting the Offer and tendering your Units, please contact our information agent, McKenzie Partners, at (800) 322-2885 (toll free).

Very truly yours,

DIXON MILL INVESTOR, LLC

2

Consent Solicitation Statement dated February __, 2004

SOLICITATION OF CONSENTS
by
DIXON MILL INVESTOR, LLC
relating to
Units of Limited Partnership Interests of
Wilder Richman Historic Properties II, L.P.

Dixon Mill Investor, LLC (the “Purchaser”), a New Jersey limited liability company, is soliciting the consent of the holders of limited partnership interests (“Units”) of Wilder Richman Historic Properties II, L.P. (the “Partnership”) to certain proposals (the “Proposals”) to amend the Partnership’s Agreement of Limited Partnership (the “Partnership Agreement”).  The Proposals, as fully described below, will permit the Purchaser to purchase 408 Units by removing certain transfer restrictions contained in the Partnership Agreement.

On February 10, 2004, the Purchaser commenced a tender offer to purchase 408 Units (the “Offer”).  In connection with the Offer, the Purchaser is soliciting the consent of the holders of Units to amend certain provisions of the Partnership Agreement.  The Offer is conditioned upon, among other things, the approval of the Proposals sought by this Consent Solicitation.  These Proposals would modify certain provisions of the Partnership Agreement relating to restrictions on transfers of Units.  The Proposals are summarized as follows:

1.             Section 8.1(1) of the Partnership Agreement, requiring Limited Partners to provide the General Partner 45 days prior written notice of any proposed disposition of a Unit, will be deleted in its entirety.

2.             Section 8.1(2)(a) of the Partnership Agreement, prohibiting any disposition of a Unit that would result in the Partnership being considered to have been terminated under Section 708 of the Internal Revenue Code of 1986, as amended, will be deleted.  Section 8.1(2)(b) will remain unchanged.

3.             Section 8.2.E of the Partnership Agreement will be amended to provide the immediate recognition of assignees of Units, whereas the Partnership Agreement currently delays recognition of an assignee until the first day of the month following the assignment.

This Consent Solicitation Statement is first being mailed to holders of Units on February __, 2004.

This Consent Solicitation is being made to all holders of Units as of the close of business on Tuesday, February 10, 2004 and their duly designated proxies.  A holder of Units may consent to the Proposals by completing and signing the enclosed Consent Form and returning the signed Consent Form to the Purchaser by mail or facsimile to:

Dixon Mill Investor, LLC
359 Veterans Boulevard
Rutherford, New Jersey 07070
Telephone: (201) 804-8700
Facsimile: (201) 804-8721

This Consent Solicitation will remain open until 5:00 p.m., New York City time, on Wednesday, March 10, 2004 (the “Expiration Date”), unless extended.  The holders of 51% or more in interest of the Units is required to approve the Proposals.  This required approval is referred to as the “Requisite Consent.”

The Purchaser expressly reserves the right to terminate this Consent Solicitation at any time for any reason, whether or not the Requisite Consent has been received.  If this Consent Solicitation is terminated by the Purchaser at any time prior to the Expiration Date for any reason, all previously received consents will be voided.  The Purchaser also expressly reserves the right to modify, at any time or from time to time, the terms of this Consent Solicitation in any manner it deems necessary or advisable.  The Purchaser reserves the right to extend the Expiration Date from time to time.

No person has been authorized to give any information or to make any representations other than those contained in this Consent Solicitation Statement and, if given or made, such information or representations must not be relied upon as having been authorized by the Purchaser, the Partnership or the General Partner of the Partnership (the “General Partner”).  The delivery of this Consent Solicitation at any time does not imply that the information herein is correct as of any time subsequent to its date.

Each person who delivers a Consent Form will expressly acknowledge and agree, by delivering such Consent Form, that such person has not relied on the Partnership or the General Partner, or any person affiliated with either of them in connection with such person’s consent decision, and no person has been authorized to give information in respect of this Consent Solicitation or to make any representation concerning this Consent Solicitation other than as contained or incorporated by reference herein and, if given or made, such other representation has not been relied upon as having been authorized by the Purchaser, the Partnership and the General Partner.

The Partnership and the General Partner have not participated in the preparation and distribution of this Consent Solicitation Statement and neither of them makes any representation, warranty, expressed or implied, or assumes responsibility or liability for the accuracy, sufficiency or completeness of this Consent Solicitation Statement.  The Partnership and the General Partner have not made any recommendation as to whether the holders of Units should or should not consent to the Proposals described in this Consent Solicitation Statement.

The address of the Partnership is 599 W. Putnam Avenue, Greenwich, Connecticut 06830, and its telephone number is (203) 869-0900.  The Partnership is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and is required to file reports and other information with the Securities Exchange Commission (“SEC”) relating to its business, financial results and other matters.  Such reports and other documents may be examined and copies may be obtained from the offices of the SEC at 450 Fifth Street, N.W., Washington, D.C.  20549, or electronically at http://www.sec.gov.  Copies should be available by mail upon payment of the SEC’s customary charges by writing to the SEC’s principal offices at 450 Fifth Street, N.W., Washington, D.C.  20549.

Any questions or requests for additional information or assistance with respect to this Consent Solicitation may be directed to the Information Agent as follows:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
Telephone: (800) 322-2885 or (212) 929-5500
Facsimile:  (212) 929-0308

QUESTIONS AND ANSWERS

What are you asking me to consent to?

•         We are asking you to consent to the following:

•         Proposals to amend the Partnership Agreement as follows:

1.             Section 8.1(1) of the Partnership Agreement, requiring Limited Partners to provide the General Partner 45 days prior written notice of any proposed disposition of a Unit, will be deleted in its entirety.

2.             Section 8.1(2)(a) of the Partnership Agreement, prohibiting any disposition of a Unit that would result in the Partnership being considered to have been terminated under Section 708 of the Internal Revenue Code of 1986, as amended, will be deleted.  Section 8.1(2)(b) will remain unchanged.

3.             Section 8.2.E of the Partnership Agreement will be amended to provide the immediate recognition of assignees of Units, whereas the Partnership Agreement currently delays recognition of an assignee until the first day of the month following the assignment.

•         A proposal to allow the Purchaser to submit on your behalf the above amendments to the Partnership Agreement.

Who is entitled to consent to the Proposals?

•         You are entitled to vote on the Proposals if you owned Units on February 10, 2004, and have been admitted as a Unit holder.

Under the Partnership Agreement, what approvals are required to effect the amendments contemplated by the Proposals?

•         The valid written consent of Unit holders who collectively hold 51% or more in interest of the Units is required to effect the amendments contemplated by the Proposals.

How do I consent to the Proposals?

•         If you wish to consent to the Proposals, you should complete, sign, date and return the Consent Form to the Purchaser in the enclosed envelope with pre-paid postage or deliver it to the Purchaser by facsimile.  Your vote on these matters is very important.  Your failure to return the enclosed Consent Form will have the same effect as not consenting to the Proposals; it will constitute a vote “Against” the Proposals.  For the Purchaser’s address and facsimile number and for more information, see “THE CONSENT SOLICITATION — Consent Procedures.”

May I tender my Units but not consent to any Proposal, or consent to a Proposal but not tender my Units?

•         Yes.  You may make separate decisions about the Offer and each Proposal.  Completion of the Offer is conditioned upon the valid written consent, by Unit holders who collectively hold 51% or more in interest of the Units, to each of the Proposals.  Consequently, if you decide to tender your Units to us but do not deliver your consent to each of the Proposals, this will reduce the likelihood that we will consummate the Offer and purchase your Units and you may not receive the price offered in the Offer.

May I consent to only some of the matters covered by the Proposals and withhold my consent to others?

•         Yes.  The Consent Form enclosed with this Consent Solicitation Statement provides you with the opportunity to give your consent separately to each of the matters to be effected by the Proposals.  You should carefully follow the instructions on the Consent Form.  See “THE CONSENT SOLICITATION — Consent Procedures” and “ — Revocation of Consents.”  Completion of the Offer is conditioned upon the valid written consent, by Unit holders who collectively hold 51% or more in interest of the Units, to each of the matters to be effected by the Proposals.  Consequently, if you decide to tender your Units to us but do not deliver your consent to each matter, this will reduce the likelihood that we will consummate the Offer and purchase your Units and you may not receive the price offered in the Offer.

How do I revoke my consent?

•         You may revoke your executed and returned Consent Form at any time prior to the Expiration Date by delivering to the Purchaser a signed and dated written notice stating that your consent is revoked.  Upon the expiration of the Offer, all consents previously executed and delivered and not revoked will become irrevocable.  See “THE CONSENT SOLICITATION — Revocation of Consents.”

How long do I have to consent?

•         You may submit your signed Consent Form now.  For your Consent Form to be accepted, it must be received by the Purchaser no later than 5:00 p.m., Eastern time, on March 10, 2004, unless we extend the Expiration Date of the Consent Solicitation, in which case the new Expiration Date will be the last date on which your Consent Form will be accepted.  See “THE CONSENT SOLICITATION — Expiration Date; Extensions.”

Will I get appraisal rights in the Consent Solicitation?

•         No.  Appraisal rights are not available in the Consent Solicitation.

Whom can I call with questions about the Offer or the Consent Solicitation?

•         If you have questions or need assistance tendering your Units or consenting to the Proposals, please call MacKenzie Partners, the Information Agent for the Offer and the Consent Solicitation, toll-free at (800) 322-2885.

THE PROPOSALS

Pursuant to the Offer, the Purchaser is seeking to purchase 51% of the limited partnership interests in the Partnership, or 408 Units.  Certain provisions of the Partnership Agreement will prevent or delay the Purchaser from acquiring 408 Units and exercising its rights as a Unit holder.

The Partnership Agreement requires each Unit holder to provide the General Partner with notice of any proposed disposition of Units at least 45 days prior to the date of such disposition.  This provision would delay the consummation of the Offer and payment to Unit holders who tender Units pursuant to the Offer.

In addition, the Partnership Agreement prohibits a disposition of Units by a Unit holder if the General Partner determines that such disposition, when considered with all other dispositions of Units in the previous twelve months, will result in the Partnership being considered to have been terminated within the meaning of Section 708 of the Internal Revenue Code of 1986, as amended.  Under Section 708, the Partnership will be deemed to terminate if 50% or more of the interests in Partnership profit and capital are sold or exchanged within a twelve month period.  Since the Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date at least 408 Units and at least 66 other Units were transferred within the last twelve months, the Purchaser anticipates that consummation of the Offer would cause a termination of the Partnership for Federal income tax purposes under this provision and the General Partner will not permit the Offer to be consummated.

If the Proposal relating to this provision is approved and the Offer is consummated, the Partnership almost certainly will be considered to have been terminated within the meaning of Section 708.  Upon such a termination, the Partnership will be treated for United States Federal income tax purposes as if it had contributed its assets to a new partnership (the “New Partnership”) in exchange for interests in the New Partnership and immediately liquidated, distributing the interests in the New Partnership to the persons holding Units in the Partnership after the transfer of Units that triggered the termination.

While a non-tendering Unit holder will not recognize taxable gain or loss as a result of the termination of the Partnership for tax purposes, such a termination may give rise to certain other tax consequences:

•         The Partnership’s taxable year will close as of the date of the transfer that triggers the termination.  This could cause Unit holders with tax years that do not end on December 31 to be required to include in income taxable income or loss of the Partnership for a period that exceeds one year.

•         The New Partnership will be considered to acquire the assets of the Partnership on the date of the transfer triggering the termination.  A new depreciation or amortization recovery period will begin as of the date of the termination for any depreciable or amortizable asset of the Partnership.  While the imposition of a new recovery period on the Partnership will not affect the aggregate amount of depreciation and amortization deductions to which it will be entitled, it will stretch out the period of time over which the Partnership will be entitled to claim those deductions.  As a consequence, the Partnership’s depreciation and amortization deductions will be reduced in the near term, thereby increasing the taxable income allocable to unit holders during the Partnership’s taxable years immediately following the termination.

•         The New Partnership might no longer be eligible for beneficial transition rules with respect to its business or properties that may have been contained in statutory or regulatory changes enacted or issued before the termination.

If the Proposal relating to this provision is not approved, the Offer, which is higher than the highest prior offers for Units of which the Purchaser is aware, will not be consummated.  In addition, to the extent that Units are transferred pursuant to other offers or otherwise, this provision may limit sales of Units on the secondary market and in private transactions for at least several months.

The Partnership Agreement also provides that a purchaser of Units shall not be recognized as a holder until the first day of the calendar month following the month in which the Partnership receives the required instrument of assignment.  This provision would also delay the consummation of the Offer and payment to Unit holders who tender Units pursuant to the Offer.

Each Holder is requested to consent to the Proposals which would amend the Partnership Agreement.  The Proposals would modify certain provisions of the Partnership Agreement relating to restrictions on transfers of Units.  The Offer is conditioned upon, among other things, the approval of the Proposals sought by this Consent Solicitation.

The Proposals are summarized as follows:

•         Section 8.1(1) of the Partnership Agreement, requiring Limited Partners to provide the General Partner 45 days prior written notice of any proposed disposition of a Unit, will be deleted in its entirety.

•         Section 8.1(2)(a) of the Partnership Agreement, prohibiting any disposition of a Unit that would result in the Partnership being considered to have been terminated under Section 708 of the Internal Revenue Code of 1986, as amended, will be deleted.  Section 8.1(2)(b) will remain unchanged.

•         Section 8.2.E of the Partnership Agreement will be amended to provide the immediate recognition of assignees of Units, whereas the Partnership Agreement currently delays recognition of an assignee until the first day of the month following the assignment.

THE CONSENT SOLICITATION

General

Consents may not be revoked after the Expiration Date.  If the Requisite Consent is received and not revoked prior to the Expiration Date, the Proposals will be approved.  If this Consent Solicitation is terminated, Consent Forms will be voided.

The consents are being solicited by the Purchaser and all costs of the Consent Solicitation, including the fees and expenses of the Information Agent, are being paid by the Purchaser.  In addition to the use of the mail, consents may be solicited by officers and other employees, representatives and agents of the Purchaser, in person, or by telephone, electronic mail or facsimile transmission.

Requisite Consent

Holders of 51% or more in interest of the Units must deliver (and not revoke) valid Consent Forms to effect the amendments contemplated by the Proposals.  According to the Partnership’s most recent Annual Report on Form 10-K, as of February 28, 2003, there were 800 Units issued and outstanding, held by approximately 733 Unit holders.  Holders of Units are entitled to cast one vote for each Unit held by such holder.  The failure of a holder to deliver a Consent Form will have the same effect as if such holder had voted “Against” the Proposals.  If the Requisite Consent is obtained, holders of Units who have not consented to the Proposals and all future holders of Units will be bound by the Proposals.

Expiration Date; Extensions

This Consent Solicitation will be open until at least 5:00 p.m., New York City time, on the Expiration Date.  The Purchaser reserves the right to extend the Consent Solicitation at any time and from time to time to a new date (which new date shall become the Expiration Date), whether or not the Requisite Consent has been received, by giving written notice to holders of Units no later than 9:00 a.m., New York City time, on the business day after the previously announced Expiration Date.

The Purchaser expressly reserves the right for any reason (i) to abandon, terminate or amend the Consent Solicitation at any time prior to 9:00 a.m., New York City time, on the business day after the previously announced Expiration Date by giving oral or written notice to the Partnership, whether or not the Requisite Consent has been received, and (ii) not to extend the Consent Solicitation beyond the last previously announced Expiration Date, whether or not the Requisite Consent has been received by such date.  Any such action will be followed as promptly as practicable by a public announcement or written notice to the holders of Units.  If the Consent Solicitation is abandoned or terminated for any reason, the Consent Forms will be voided.

Consent Procedures

A holder of Units may consent to the Proposals by completing and signing the enclosed Consent Form and returning the signed Consent Form to the Purchaser by mail or facsimile to:

Dixon Mill Investor, LLC
350 Veterans Boulevard
Rutherford, New Jersey 07070
Telephone: (201) 804-8700
Facsimile: (201) 804-8721

A prepaid, pre-addressed envelope is included for convenience.  Consent Forms also may be submitted by physical delivery or by facsimile (followed by physical delivery) to the Purchaser at the address or facsimile number set forth above.  The method of delivery of the Consent Forms to the Purchaser is at the election and risk of the holders of Units.

All Consent Forms that are properly completed, signed and delivered to the Purchaser, and not withdrawn in writing prior to the applicable Expiration Date will be given effect.  Signed Consent Forms that are returned but not completed will be counted as votes in favor of the Proposals.

Delivering a Consent Form will not affect a holder’s right to sell or transfer the Units.  All Consent Forms received by the Purchaser (and not revoked) prior to the Expiration Date will be effective notwithstanding a transfer of Units subsequent to February 10, 2004, unless the Holder revokes the Consent Form prior to the Expiration Date by following the procedures set forth under the caption “ - Revocation of Consents” below.

If a Consent Form or proxy is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the Consent Form appropriate evidence of authority to execute the Consent Form or proxy.  If the number of Units as to which a Consent Form is delivered is not specified, or if neither the “For” nor “Against” box is marked with respect to such Units, but the Consent Form is otherwise properly completed and signed, the holder will be deemed to have voted “For” the Proposals with respect to all Units owned by such holder.

All questions as to the validity, form and eligibility (including time of receipt of Consent Forms) regarding the consent procedures will be determined by the Purchaser in its sole discretion, which determination will be conclusive and binding subject only to such final review as may be prescribed by the Purchaser concerning proof of execution and ownership.  The Purchaser reserves the right to reject any or all Consent Forms that are not in proper form or the acceptance of which could, in the opinion of the Purchaser or its counsel, be unlawful.  The Purchaser also reserves the right, subject to such final review as the Purchaser prescribes for the proof of execution and ownership, to waive any defects or irregularities in connection with deliveries of particular Consent Forms.  Unless waived, any defects or irregularities in connection with deliveries of Consent Forms must be cured within such time as the Purchaser determines.  None of the Purchaser, any of its affiliates, or any other person shall be under any duty to give any notification of any such defects or irregularities or waiver, nor shall any of them incur any liability for failure to give such notification.  Deliveries of Consent Forms will not be deemed to have been made until any irregularities or defects therein have been cured or waived.  The Purchaser’s interpretations of the terms and conditions of this Consent Solicitation shall be conclusive and binding.

Revocation of Consents

Each holder of Units who delivers a Consent Form pursuant to the Consent Solicitation will agree in the Consent Form that it will not revoke its Consent Form after the Expiration Date, and that until such time, it will not revoke its Consent Form except in accordance with the conditions and procedures for revocation of consents provided below.  Each properly completed and executed Consent Form will be counted, notwithstanding any transfer of the Units to which such Consent Form relates, unless the procedure for revocation of Consent Forms has been followed.

Prior to the Expiration Date, any holder of Units may revoke its consent.  A holder of Units desiring to revoke a consent must, prior to that time, deliver to the Purchaser at the address set forth herein a written revocation of the Consent Form in the form of a subsequent Consent Form marked “Against” the Proposals, the date of such revocation and the signature of such holder.  A revocation of a Consent Form may only be rescinded by the execution and delivery of a new Consent Form, in accordance with the procedures described herein, by the holder or duly authorized beneficial owner who delivered the consent which is being revoked.

The revocation must be executed in the same manner as the Consent Form to which the revocation relates.  A holder of Units may revoke a Consent Form only if such revocation complies with the provisions of this Consent Solicitation Statement.

The Purchaser reserves the right to contest the validity of any revocation, and all questions as to validity (including, without limitation, time of receipt) of any revocation will be determined by the Purchaser in its sole discretion, which determination will be conclusive and binding, subject only to such final review as may be prescribed by the Purchaser concerning proof of execution and ownership.  None of the Purchaser, any of its affiliates, or any other person will be under any duty to give notification of any defects or irregularities with respect to any revocation nor shall any of them incur any liability for failure to give such notification.

No Appraisal Rights

Appraisal rights are not available in connection with the Consent Solicitation or the Proposals.

Miscellaneous

No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained in this Consent Solicitation Statement and, if given or made, such information or representation must not be relied upon as having been authorized.

CERTAIN INFORMATION CONCERNING THE PURCHASER

The Purchaser.  The Purchaser is a New Jersey limited liability company that  was formed on February 5, 2004.  The principal office of the Purchaser is 350 Veterans Boulevard, Rutherford, New Jersey 07070 and its telephone number is (201) 804-8700.  For certain information concerning the members and executive officers of the Purchaser, see Schedule I to the Offer to Purchase dated February 10, 2004 (the “Offer to Purchase”).  The Purchaser and its affiliates invest in and manage real estate and conduct activities incident thereto.

General.  Except as set forth elsewhere in the Offer to Purchase: (i) the Purchaser does not beneficially own or have a right to acquire and, to the best knowledge of the Purchaser, no associate or majority-owned subsidiary of Purchaser or the persons listed in Schedule I hereto, beneficially owns or has a right to acquire any Units or any other equity securities of the Partnership; (ii) the Purchaser has not, and to the best knowledge of the Purchaser, none of the persons and entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has, effected any transaction in the Units or any other equity securities of the Partnership during the past 60 days other than as stated in the Offer to Purchase; (iii) the Purchaser does not have and, to the best knowledge of the Purchaser, none of the persons listed in Schedule I hereto has, any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, the transfer or voting thereof, joint ventures, loan arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations; (iv) since February 28, 2001, there have been no transactions which would require reporting under the rules and regulations of the SEC between the Partnership or any of its affiliates and the Purchaser or any of its subsidiaries or, to the best knowledge of the Purchaser, any of its executive officers, directors or affiliates; and (v) since February 28, 2001 except as otherwise stated in the Offer to Purchase, there have been no contacts, negotiations or transactions between the Purchaser, or any of its subsidiaries or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets of the Partnership.

Prior Acquisitions of Units and Prior Contacts.  The Purchaser does not own any Units.

The Partnership’s properties are managed pursuant to a Management Agreement and Plan, dated June 11, 1992 (the “Management Agreement”), by and among the operating partnerships, Wilder Richman Management Corp., an affiliate of the General Partner, and Morris Property Management Ltd. (the “Co-Manager”).  The members of the Purchaser, the shareholders of the Operating General Partner and the members of the Co-Manager are the same.  The Co-Manager receives customary management fees from the operating partnerships under the Management Agreement.

In 2002, the Partnership and the Operating General Partner agreed to hire a national brokerage and marketing firm to solicit offers to purchase the Partnership’s properties from major apartment owners on a confidential basis to determine the market value of the Partnership’s properties.  Two of those solicitations resulted in non-binding offers to purchase the Partnership’s properties.  Under the Partnership Agreement, a sale of its properties would require the consent of a majority in interest of the Unit holders.  On July 1, 2003, the General Partner filed the General Partner’s Consent Solicitation.  The terms of the operating partnership agreements provide that if the Partnership elects to sell its properties, the Operating General Partner has the right to purchase the Partnerships’ interests in the operating partnerships for the amount that the Partnership would have received as a result of such sale.  See “Certain Information Concerning the Partnership—Selected Financial and Property Related Data.”

During the solicitation of offers, the General Partner and the Operating General Partner had multiple discussions in which the Operating General Partner, an affiliate of the Purchaser, expressed an interest in purchasing the Units if the General Partner’s Consent Solicitation were unsuccessful.  The Operating General Partner also indicated to the General Partner that it might exercise its right to purchase the Partnership’s interests in the operating partnerships if the General partner’s Consent Solicitation were successful.  Since the General Partner’s Consent Solicitation terminated unsuccessfully, the Operating General Partner has repeatedly expressed its interest in purchasing the Units at the Offer price.

Except as set forth above, neither the Purchaser nor its affiliates are party to any past, present or proposed material contracts, arrangements, understandings, relationships, or negotiations with the Partnership or with the General Partner concerning the Partnership.

__________________________________________

Any questions or requests for additional information or assistance with respect to this Consent Solicitation may be directed to the Information Agent as follows:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
Telephone: (800) 322-2885 or (212) 929-5500
Facsimile: (212) 929-0308

February __, 2004

SCHEDULE I

INFORMATION CONCERNING PERSONS WHO MAY BE DEEMED PARTICIPANTS IN THE CONSENT SOLICITATION BY DIXON MILL INVESTOR, LLC

The following table sets forth the name, principal business address and the principal occupation or employment of the members and employees of Dixon Mill Investor, LLC (the “Purchaser”) who, under SEC rules, may be deemed “participants” in the Consent Solicitation from holders of units of limited partnership interests in Wilder Richman Historic Properties II, L.P. (the “Partnership”).

Name	Principal Business Address	Principal Occupation or Employment
Joseph D. Morris	Morris Companies Inc. 350 Veterans Boulevard Rutherford, New Jersey 07070	Chairman
Robert Morris	Morris Companies Inc. 350 Veterans Boulevard Rutherford, New Jersey 07070	Chief Executive Officer
Mark M. Bava	Morris Companies Inc. 350 Veterans Boulevard Rutherford, New Jersey 07070	Executive Vice President and Chief Financial Officer

None of the persons listed above beneficially owns any of the Partnership’s securities.  There have been no transactions in the Partnership’s securities during the past two years.

A-1

CONSENT FORM

THIS WRITTEN CONSENT IS SOLICITED BY DIXON MILL INVESTOR, LLC (THE “PURCHASER”) FOR ACTION BY WRITTEN CONSENT OF THE LIMITED PARTNERS OF WILDER RICHMAN HISTORIC PROPERTIES II, L.P. (THE “PARTNERSHIP”) TO BE EFFECTIVE AS SET FORTH IN THE CONSENT SOLICITATION STATEMENT, DATED FEBRUARY __, 2004.  THIS WRITTEN CONSENT IS NOT SOLICITED BY OR ON BEHALF OF THE PARTNERSHIP OR THE GENERAL PARTNER.

If you wish to consent to any or all of the Proposals, you must complete, sign, date and return this Consent Form to the Information Agent.

Note:      If you wish to tender your units of limited partnership interests in the Partnership (“Units”), in addition to delivering your consent to the Proposals described in this Consent Form, you must also separately complete, sign and deliver the Agreement of Transfer and Letter of Transmittal (green form) that was previously forwarded to you by the Purchaser.  As described in the Consent Solicitation Statement, your consent to all of the Proposals will increase the chances that we will be able to promptly purchase all of the Units validly tendered to us and not withdrawn.

The undersigned, with respect to each Unit held of record by the undersigned, hereby sets forth his, her or its vote in connection with the written consents solicited by the Purchaser, as described in the Consent Solicitation Statement.  Capitalized terms used herein have the meanings given to them in the Consent Solicitation Statement.

Please sign and date this Consent Form. You are encouraged to indicate your vote by marking the appropriate boxes below. Failure to check any of the boxes with respect to any Proposal will constitute a vote “FOR” such Proposal.

Please send your executed Consent Form to the Purchaser by mail, hand delivery, overnight courier or facsimile:

Dixon Investor, LLC

350 Investor Boulevard

Rutherford, New Jersey 07070

Telephone: (201) 804-8700

Facsimile:  (201) 804-8721

A pre-addressed, postage-paid envelope is enclosed for your convenience. The method of delivery of this Consent Form and all other required documents is at your option and risk, and delivery will be deemed made only when actually received by the Purchaser. If delivery is by mail, we recommend registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery prior to or on March 10, 2004 (or such date to which the Offer is extended).

IMPORTANT: Please fill out the remaining portion of this form and return it promptly.

IMPORTANT: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK IN BLUE OR BLACK INK AS SHOWN HERE .

The undersigned hereby consents to the Proposals, as more fully described in and subject to the Consent Solicitation Statement.  Capitalized terms used below have the meanings given to them in the Consent Solicitation Statement.

(1)                                                       The Proposal to allow the Purchaser to submit on my behalf, as my agent and attorney-in-fact, the amendments to the Partnership Agreement described in item (2) below.

FOR ☐                              AGAINST ☐

(2)                                                 The Proposals to adopt the amendments to the Partnership Agreement set forth below and in the Consent Solicitation Statement:

(a)                                              An amendment to delete Section 8.1(1) of the Partnership Agreement, which requires Limited Partners to provide the General Partner 45 days prior written notice of any proposed disposition of a Unit.

FOR ☐                              AGAINST ☐

(b)                                             An amendment to delete Section 8.1(2)(a) of the Partnership Agreement, which prohibits any disposition of a Unit that would result in the Partnership being considered to have been terminated under Section 708 of the Internal Revenue Code of 1986, as amended.  Section 8.1(2)(b) will remain unchanged.

FOR ☐                              AGAINST ☐

(c)                                              An amendment to Section 8.2.E of the Partnership Agreement to provide for the immediate recognition of assignees of Units.

FOR ☐                              AGAINST ☐

Signature(s) of Limited Partner(s)

Signature of Representative

Date:

No. of Units:

(NOTE: Please sign exactly as your name or names appear on the label.  If more that one name appears, all persons so designated should sign.  When signing in a representative capacity, please give your full title.)